SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                   FORM 8-A/A

                      AMENDING FORM 8-A DATED MAY 26, 2000
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Allied Waste Industries, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                  88-022836
  --------------------------------              --------------------------------
 (State of incorporation or organization)    (I.R.S. Employer Identification No)


   15880 North Greenway-Hayden Loop
    Suite 100, Scottsdale, Arizona                          85260
 ---------------------------------              --------------------------------
 (Address of principal executive offices)                  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class registered                  Name of each exchange on which
------------------------------                  each class is registered
                                                --------------------------------

Preferred Stock Purchase Rights                   New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)

This Form 8-A/A amends and supplements the Form 8-A (the "Form 8-A") filed by Allied Waste Industries, Inc. (the "Company") and dated February 28, 1997 with respect to Preferred Stock Purchase Rights.

Item 1.  Description of Securities to be Registered.
         ------------------------------------------

        Item 1 of the Form 8-A is amended by substituting the following:

On July 28, 2003, the Board of Directors of Allied Waste Industries, Inc. (the "Company") adopted an amendment to the Rights Agreement (the "Rights Agreement") dated as of May 25, 2000 between the Company and American Stock Transfer & Trust Company, as Rights Agent. As a result of the amendment to the Rights Agreement,
(i) the Rights to Purchase Series B Junior Participating Preferred Stock of the Company (the "Rights") which were issued pursuant to the Rights Agreement have expired and there no longer is a Right associated with each outstanding share of the Company's Common Stock, (ii) the Rights Agreement has expired, and (iii) no person has any rights pursuant to the Rights Agreement or any Right. The amendment is set forth in an Amendment to the Rights Agreement. A copy of the Amendment is attached as an exhibit hereto and is hereby incorporated by reference.

Item 2.  Exhibits.
         --------

1 Form of Amendment to Rights Agreement dated as of July 28, 2003 by and between Allied Waste Industries, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                          ALLIED WASTE INDUSTRIES, INC.


                             By /s/ PETER S. HATHAWAY
                ------------------------------------------------
                                Peter S. Hathaway
               Executive Vice President & Chief Financial Officer





Date:  August 8, 2003

                                  EXHIBIT INDEX


Exhibit     Description
-------     -----------
1           Form of Amendment to Rights  Agreement dated as of May 25, 2000 by and between Allied Waste  Industries,  Inc. and American Stock
            Transfer & Trust Company,as Rights Agent.

                                                                     Exhibit 1

                          AMENDMENT TO RIGHTS AGREEMENT

Amendment, dated as of July 28, 2003, between Allied Waste Industries, Inc. (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H :

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of May 25, 2000 (the "Rights Agreement"); and

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

Section 7(a) of the Rights Agreement is hereby amended to substitute the following in place of clause (i):

"(i) the close of business on July 28,2003 (the "Final Expiration Date"), or"

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                     ALLIED WASTE INDUSTRIES, INC.


                                     By:    __________________________
                                            Name:
                                            Title:


                                    AMERICAN STOCK & TRANSFER COMPANY


                                     By:    __________________________
                                            Name:
                                            Title: